FOR IMMEDIATE RELEASE

Apollo Management, LP Completes Acquisition of Borden Chemical, Inc.

COLUMBUS, Ohio (August 12, 2004) – Apollo Management, LP, a private investment firm, has successfully completed its acquisition of Borden Chemical, Inc., a leading supplier of thermoset and other high performance resins, adhesives and specialty chemicals.
In conjunction with the transaction, Borden Chemical has closed on its previously announced private placement of $475 million in Second Priority Senior Secured Notes, which was used to help fund the transaction. In addition, the company has closed on a $175 million Amended and Restated Credit Facility.
Apollo Management acquired Borden Chemical, which last year had sales of $1.4 billion, from an affiliate of the investment firm Kohlberg Kravis Roberts & Company.

About Apollo Management, L.P.
Apollo Management, L.P., founded in 1990, is among the most active and successful private investment firms in the U.S. in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed the investment of an aggregate of approximately $13 billion in equity capital in a wide variety of industries, both domestically and internationally.

About Borden Chemical, Inc.
Borden Chemical produces binding and bonding resins, performance adhesives, UV-curable coatings and the building-block chemical formaldehyde for various wood and industrial markets through its network of 48 manufacturing facilities in 9 countries. Information on Borden Chemical can be found at its website, www.bordenchem.com.
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Contacts:
Apollo Management, L.P.Steven Anreder, (212)532-3232

Borden Chemical, Inc.Peter Loscocco (614)225-4127

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